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                                                                Exhibit 10.1

                        SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is entered into, effective June 1, 2000, by and between Bikers Dream, Inc. ("BDI") and w3 Holdings, Inc. ("w3") with the intention of extinguishing all claims w3 may have against BDI arising from or relating to certain promissory notes (the "Notes") currently held by w3, as more particularly described below.

                                  I - RECITALS

     A. In October 1998, BDI obtained a bridge loan in the amount of $300,000 from MD Strategic L.P. ("MD Strategic"), a partnership in which Don Duffy, a former director of BDI, is a principal. The loan was evidenced by an unsecured note bearing interest at 18% per annum and was due, together with accrued interest, on the earlier of December 31, 1999, or upon receipt by BDI of funds from a third-party lender (the "MD Strategic Note").

     B. In January 2000, MD Strategic assigned the MD Strategic Note, on which there was accrued approximately $82,200 in interest and fees, to w3. Pursuant to a letter dated January 25, 2000, w3 extended the term of the MD Strategic Note to March 31, 2000.

     C. In November 1999, BDI obtained a second bridge loan in the amount of $300,000 from Bill Whalen, a stockholder of BDI. The loan originally was evidenced by two promissory notes in the principal amounts of $200,000 and $100,000 respectively, each bearing interest at a rate of 12% per annum and maturing on March 31, 2000 (the said notes are hereafter referred to as the "200,00 Original Whalen Note" and the "$100,000 Original Whalen Note").

     D. In January 2000, the $200,000 Original Whalen Note and the $100,000 Original Whalen Note were replaced by two amended and restated promissory notes in the principal amounts of $156,638 and $150,000, respectively (said amended and restated promissory notes are hereafter referred to as the "$156,638 Amended Whalen Note" and the "$150,000 Amended Whalen Note.") This $156,638 Amended Whalen Note evidences $150,000 of the principal amount of the $200,000 Original Whalen Note, $4,338 of accrued interest on the $200,000 Original Whalen Note and $2,300 of accrued interest on the $100,000 Original Whalen Note. The $150,000 Amended Whalen Note evidences the entire principal amount of the $100,000 Original Whalen Note, plus the balance of the original principal amount of the $ 200,000 Original Whalen Note. Both the $156,638 Amended Whalen Note and the $150,000 Amended Whalen Note bear interest at a rate of 12% per annum and mature on March 31, 2000.

     E. On January 26, 2000, Mr. Whalen assigned the $150,000 Amended Whalen Note to w3, while Mr. Whalen continued to hold the $156,638 Amended Whalen Note. The $150,000 Amended Whalen Note, together with the MD Strategic Note, are hereafter referred to as the "w3 Notes."

     F. On March 31, 2000, BDI failed to pay the w3 Notes when due, including interest thereon, and since that time has been negotiating with w3 regarding the satisfaction of the indebtedness evidenced by the w3 Notes. BDI contends that it has certain defenses to the payment of the MD Strategic Note, which offset its obligations thereon.




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     G. The parties desire to resolve the dispute over payment of the indebtedness evidenced by the w3 Notes and therefore are entering into this Settlement Agreement and Release.

                                 II - AGREEMENT

For valuable consideration, as hereinafter set forth, the parties agree as follows:

     A. In order to extinguish the indebtedness owing to w3 on the w3 Notes, BDI shall pay to w3 the total sum of $195,000, payable, as follows: $100,000 upon the return to BDI of a fully executed copy of this Agreement and $95,000.00 within 15 days thereafter. It is understood that w3 has agreed to accept this compromise payment in full satisfaction of the w3 Notes only if it receives the full payment of $195,000 and is able to retain said payment. Therefore, this Agreement shall not serve to extinguish the w3 Notes, until such time as the full amount of $195,000.00 has been received by w3 and further providing that BDI has not sought relief in any bankruptcy proceeding that might cause or result in w3 having to relinquish or disgorge any of the payments received hereunder.

     B. Subject to Paragraph II-A, w3 hereby releases and forever discharges BDI and all of its affiliates, associates, agents, principals, parent corporations, dealers, employees, officers, directors, insurers and attorneys, and all other persons, from any and all claims, causes of actions, debts, obligations, or otherwise he/she/it may have, of whatever nature, arising from, relating to or associated with the w3 Notes and the indebtedness evidenced thereby. w3 expressly waives the provisions of California Civil Code, Section 1542, which provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

w3 also waives any provision that may exist under federal law or the law of any other state that may have jurisdiction over the claims released herein, which is similar in language, purpose or effect to California Civil Code, Section 1542.

     C. In giving this release w3 relies wholly upon its judgment, belief and knowledge of the nature, extent, degree, affect and duration of any damages it has suffered and the liability therefor, and this release is made without reliance upon any statement or representation of the party or parties hereby released or their representatives.

     D. It is understood and agreed that this Agreement is the compromise of a doubtful and disputed claim(s) and that the consideration given herein is not to be construed as an admission of liability on the part of the party or parties hereby released, and that said releasees deny liability therefor and intend merely to avoid litigation and buy their peace.

     E. The releases herein run in favor of the heirs, successors, predecessors, assigns, agents,




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employees, representatives, attorneys, insurers, affiliates and partners, parent, affiliate or subsidiary organizations, officers, directors, shareholders, related entities, contractors and subcontractors of each released party.

     F. w3 represents and warrants to BDI that it (w3) is the owner of all claims being released herein and it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever, any of the claims released herein, and it agrees to indemnify and hold harmless each releasee against any claim, demand, damage, debt, liability, account, action, proceeding or cause of action, cost or expense, including reasonable attorney's fees actually paid or incurred, arising out of or in connection with any such transfer or assignment, or purported transfer or assignment, of such claim.

                           III - GENERAL PROVISIONS:

     A. TERMINOLOGY. Whenever used herein, the masculine includes the feminine and the neuter, and the singular includes the plural.

     B. GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Agreement or to recover for any breach thereof shall be brought in the County of Riverside, State of California.

     C. BINDING UPON SUCCESSORS. All of the terms of this Agreement shall be binding upon, and inure to the benefits of, and be enforceable by the successors of the parties hereto.

     D. DISCLAIMER OF THIRD PARTY BENEFICIAL CONTRACT. Nothing herein shall be construed to create a "third party" beneficiary contract, and no person or entity, save and except for the parties hereto, their heirs and successors and their voluntary assigns, shall have any rights hereunder nor any right of enforcement hereof.

     E. REPRESENTATION BY COUNSEL OF OWN CHOOSING. By execution hereof, each party represents and warrants that he is either represented by counsel, or has been advised to seek the representation or advice of counsel and has had the opportunity to do so and has voluntarily and knowingly declined to do so; further, that, except as set forth herein, there have been no representations made to him, which are being relied upon as an inducement to enter into this Agreement, and further, that he recognizes and agrees that for the purposes of this Agreement, no attorney representing any party hereto has undertaken any duty to disclose any facts or knowledge had or possessed by said attorney.

     F. INTERPRETATION. All parties and/or their counsel have participated in the negotiation and preparation of this Agreement. In the event of a dispute as to the meaning or intent of any provision hereof, such provision shall be given a reasonable interpretation and there shall be no presumption or burden against any person as a preparer or drafter of this Agreement.

     G. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the



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parties hereto relating to the subject matter herein contained, and this
Agreement cannot be changed, modified, amended, rescinded or terminated, except by an Agreement in writing signed by all parties, who are affected by such change, modification, amendment, rescission or termination. This Agreement supersedes all prior releases, understandings, discussions, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises or releases, oral or written, with reference to the subject matter hereof, have been made other than as expressly set forth herein, and that the terms of this Agreement are contractual and not a mere recital.

     H. ADDITIONAL DOCUMENTS. Each of the parties hereto specifically agrees to execute such other and further instruments and documents, as may be reasonably required to effectuate the terms, conditions and objectives of this Agreement, including the execution and filing of a request for dismissal with prejudice of any action heretofore filed in this matter.

     I. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid by any court having jurisdiction over this Agreement, or the relationship between the parties, such decision or determination will not affect the validity of any remaining portion of said Agreement and such remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, however, that in the event of a declaration of invalidity, the provision declared invalid will not be invalidated in its entirety but will be observed and performed by the parties to the extent such provision is valid and enforceable. The parties hereby agree that any such provision shall be deemed to be altered and amended to the extent necessary to affect such validity and enforceability.

     J. ATTORNEY'S FEES. If any action or proceeding is commenced by any party to enforce any of the terms of this Agreement, then the prevailing party shall be entitled to the recovery of reasonable attorney's fees and costs incurred therein, whether or not prosecuted to judgment or conclusion and whether or not said action or proceeding is dismissed independently of any settlement requiring such dismissal. Pleading this Agreement as a defense in an action or proceeding and as a bar to the enforcement of any of the claims released herein shall be deemed an action to enforce this Agreement.

     K. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument.

     L. EFFECTIVE DATE: This Agreement shall become effective on the date above written.

     THE UNDERSIGNED has read and fully understands the foregoing Agreement.



                                               w3 HOLDINGS, INC.


Dated:                                         By:
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                                                  ANTONIO KATZ,
                                                  President




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                                               BIKERS DREAM, INC.


Dated:                                         By:
      ---------------                             ------------------------------
                                                  HAROLD L. COLLINS,
                                                  Chief Operating Officer





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